FOR RELEASE:  IMMEDIATELY                                        Exhibit 99.1



            PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES
                       NEW STOCK REPURCHASE PROGRAM
            --------------------------------------------------

     Philadelphia, Pennsylvania (January 18, 2007) -- Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq Global Market: PBIP), the "mid-tier" holding company for Prudential Savings Bank (the "Bank"), announced today that its Board of Directors, at a meeting held on January 17, 2007, approved the commencement of its third stock repurchase program of up to an additional 255,384 shares or approximately 5% of the Company's outstanding common stock held by other than Prudential Mutual Holding Company. The Company's second repurchase program was recently completed under which 269,000 shares were purchased. Repurchases will be made by the Company from time to time in open-market or privately-negotiated transactions or otherwise as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

     Tom Vento, President and Chief Executive Officer, stated "We are pleased to announce our third repurchase program which is a reflection of our commitment to build long-term shareholder value. We have repurchased 546,000 shares to date at an aggregate cost of $7.0 million."

     Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886.
The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania. At September 30, 2006, the Company had total assets of $472.4 million, total liabilities of $384.9 million and shareholders' equity of $87.4 million.

     Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and


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regulatory changes.  Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank, 215-755-1500.































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